ASSET PURCHASE AGREEMENT

                               BY AND AMONG

               SCIENCE APPLICATIONS INTERNATIONAL CORPORATION,

                         MAXWELL TECHNOLOGIES, INC.

                                   AND

                 MAXWELL TECHNOLOGIES SYSTEMS DIVISION, INC.







                              MARCH 30, 2001

                      LIST OF EXHIBITS AND SCHEDULES



EXHIBITS

Exhibit 2.03	     Bill of Sale

Exhibit 2.04-B	     Assignment and Assumption Agreement

Exhibit 7.03(h)	     Novation Agreement

Exhibit 7.03(k)	     Estoppel Certificate


Schedules

Schedule 2.01	     List of Assets

Schedule 2.02	     Excluded Assets

Schedule 2.04-A	     Assumed Liabilities

Schedule 3.03	     Allocation of Purchase Price

Schedule 5.00	     Disclosure Schedule

Schedule 5.24	     Aged Accounts Receivable List

Schedule 7.03(c)     Consents and Assignments

Schedule 7.03(i)     Key Employees

                          ASSET PURCHASE AGREEMENT


     This Asset Purchase Agreement ("AGREEMENT") is made and entered into as of March 30, 2001, by and among Science Applications International Corporation, a Delaware corporation ("SAIC"), Maxwell Technologies, Inc., a Delaware corporation ("SHAREHOLDER"), and Maxwell Technologies Systems Division, Inc., a California corporation ("MAXWELL"), who agree as follows:


                                  RECITALS

     A. SAIC desires to acquire the business operations, properties, capabilities and experience of the Contract Research and Development, Electronics Technology, High Power Microwave and Pulsed Power business units of Maxwell (collectively, the "BUSINESS UNITS"), by purchasing certain of Maxwell's properties and employing certain of Maxwell's personnel.

     B. Maxwell is willing to sell to SAIC the Business Units and to permit SAIC to employ certain of its personnel.

     C. SAIC deems the purchase of the Business Units from Maxwell under the provisions and conditions hereof to be in the best interests of SAIC and its stockholders. Maxwell deems the sale of the Business Units to SAIC under the provisions and conditions hereof to be in the best interests of Maxwell and its shareholder.


                                 ARTICLE I
                                DEFINITIONS

     1.01 CERTAIN DEFINITIONS. Each of the following terms is defined in the article, section, provision or paragraph of this Agreement set forth opposite such term:


               DEFINED TERM                               SECTION
               Affiliate                                  5.09
               Agreement                                  Preamble
               Ancillary Instrument                       10.03(a)(ii)
               Approved Claim                             10.03(b)
               Associate                                  5.09
               Assumed Liabilities                        2.04
               Assumption Agreement                       2.04
               Bill of Sale                               2.03
               Business Units                             Recital A
               Buyer Indemnification Event                10.03(a)(iv)
               Buyer MAE                                  6.01




               DEFINED TERM                               SECTION
               Company Policies                           5.17
               Competitive Activities                     8.01(a)(i)
               Confidential Information                   8.03(a)
               Deductible                                 10.08(e)
               Dispute                                    11.04(a)
               Dispute Notice                             11.04(a)
               Employee Plans                             5.12(a)
               Environmental Laws                         5.16(c)
               Environmental Permits                      5.16(c)
               ERISA                                      5.12(a)
               ERISA Affiliates                           5.12(a)
               Excluded Assets                            2.02
               Immediate family                           5.09
               Indemnification Notice                     10.06(a)
               Indemnification Objection Notice           10.06(a)
               Indemnifying Party(ies)                    10.06(a)
               Indemnitee(s)                              10.06(a)
               Initial Payment                            3.02(a)
               Lien                                       5.04
               Material Adverse Effect                    5.01
               Maxwell                                    Preamble
               Maxwell Parties                            10.05
               Multiemployer plan                         5.12(b)
               Noncompete Period                          8.01(a)(ii)
               Permitted Indemnification Claim            10.06(a)
               Permits                                    5.18
               Permitted Lien                             5.05(b)
               Purchase Price                             3.01
               Purchase Price Statement                   3.02(b)
               Purchase Price Statement Objection Notice  3.02(b)
               Rejected Claim                             10.03(b)
               Related Party                              5.09
               Related Party Agreements                   5.09
               Returns                                    5.31(a)(i)
               SAIC                                       Preamble
               SAIC Parties                               10.03(a)
               SAIC Stock                                 9.11
               Services Agreement                         7.02(d)
               Shareholder                                Preamble
               Territory                                  8.01(a)(iii)
               Transition Services Agreement              7.02(e)
               Vesting Options                            9.11


     1.02 ADDITIONAL DEFINITIONS. The following terms, when used in this Agreement, shall have the meanings set forth below:

            "ASSETS" means all of the assets, properties, contracts and rights, whether tangible or intangible, of every kind and description, (including but not limited to Intellectual Property Rights), whether or not any of the foregoing are located at Maxwell's facilities or premises, that are owned by Maxwell and utilized in conducting the business and operations of the Business Units, other than those assets, properties and rights utilized to conduct business generally (e.g., assets utilized in Maxwell's centralized administrative functions), and except for the Excluded Assets.

            "BALANCE SHEET" means the unaudited, unadjusted statement of net assets for the Business Units dated as of December 31, 2000.

            "BALANCE SHEET DATE" means December 31, 2000.

            "CAS" means the cost accounting standards of the United States government.

            "CERTIFIED FINANCIAL STATEMENTS" means the Balance Sheet and the related statement of income for the Maxwell fiscal year ending December 31, 2000, in each case with respect to the Business Units, certified by the Chief Financial Officer of Maxwell.

            "CLAIM" means claims, demands, actions, causes of action, suits, proceedings and administrative proceedings.

            "CLOSING" means the closing of the transactions contemplated in this Agreement.

            "CLOSING DATE" means the date of this Agreement.

            "CODE" means the Internal Revenue Code of 1986, as amended.

            "DAMAGES" means assessments, losses, damages, liabilities, debts, charges (including judgments and decrees which give rise to any of the foregoing), costs and expenses, including, without limitation, interest, penalties, court costs, attorneys' fees and expenses.

            "DISCLOSURE SCHEDULE" means and refers to the disclosure schedule set forth on SCHEDULE 5.00, which relates exclusively to the Business Units and identifies exceptions to the warranties and representations set forth in
Article V, and which shall be prepared by Maxwell and delivered to SAIC at least three (3) days before the Closing.

            "GAAP" means U.S. generally accepted accounting principles and procedures.

            "HOLDBACK AMOUNT" means the amount (if any) by which the Purchase Price (as finally determined pursuant to Section 3.02(b)) exceeds the Initial Payment, reduced by the aggregate amount of Approved Claims and Permitted Indemnification Claims.

            "INDEPENDENT ACCOUNTANT" means such "Big 5" or regional accounting firm of good reputation as is mutually agreed upon by SAIC and Maxwell.

            "INTELLECTUAL PROPERTY RIGHTS" means any and all United States and foreign (i) patents and patent applications (including without limitation docketed patent disclosures awaiting filing, reissues, divisions, continuations, continuations-in-part and extensions), patent disclosures awaiting filing determination, inventions and improvements thereto, (ii) trademarks, service marks, certification marks, trade names, trade dress, logos, business and product names, slogans, and registrations and applications for registration thereof, excluding the name "Maxwell" and any version thereof, alone or in combination with other words or symbols, (iii) copyrights and registrations thereof, (iv) inventions, processes, designs, formulae, trade secrets, know-how, industrial models, confidential, technical and business information, manufacturing, engineering and technical drawings, and product specifications, (v) intellectual property rights similar to any of the foregoing, (vi) computer software, and (vii) copies and tangible embodiments thereof (in whatever form or medium, including without limitation electronic media), in each case that are necessary to conduct the Business Units as conducted on the date hereof.

            "KEY EMPLOYEES" means each of the employees of Maxwell's Business Units identified on SCHEDULE 7.03(K).

            "LEASE" means any real property lease or sublease and any modification, amendment or notice relating thereto to which Maxwell is a party and with respect to which Maxwell and SAIC will enter into an assignment, sublease or similar arrangement in connection with the transactions contemplated hereby.

            "MAXWELL'S KNOWLEDGE" means the knowledge of Maxwell's officers and directors and Edward Abate, including matters with respect to which such individuals should have knowledge after a reasonable inquiry.

            "NON-DISCLOSURE AGREEMENT" means the Non-Disclosure Agreement dated October 10, 2000, by and among Maxwell, Shareholder and SAIC.

            "PERSON" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or agency or instrumentality thereof.

            "PRE-CLOSING DATE TAX PERIOD" means any Tax period ending on or before the Closing Date, and, with respect to a Tax period that begins on or before the Closing and ends thereafter, the portion of such Tax period ending on the Closing Date.

            "SAIC BUSINESS UNIT" means and refers to the operating unit or division within SAIC which, after the Closing, will conduct the Business Units and will employ the Transferred Employees.

            "SUBSIDIARY" of any Person means any corporation or other entity (and any predecessor thereof) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are directly or indirectly owned by such Person.

            "TANGIBLE NET BOOK VALUE" means the book value of the Assets (net of depreciation or amortization) less the Assumed Liabilities as of the Closing Date, determined (i) in accordance with GAAP consistently applied and (ii) adjusted under the following circumstances: (a) as specifically provided in this Agreement or any exhibit or schedule hereto, and (b) to reflect those adjustments mutually agreed to by SAIC and Maxwell or as resolved by the Independent Accountant pursuant to Section 3.02(b) if SAIC and Maxwell are unable to agree. For purposes of the Closing, the Tangible Net Book Value shall be estimated at Six Million One Hundred Forty-Nine Thousand
($6,149,000), subject to future adjustment pursuant to Section 3.02(b).

            "TAX" or "TAXES" means any tax, levy, charge or fee, including federal, state, local or foreign income, alternative minimum, corporation, gross receipts, value-added, transfer, social security, employment, payroll, license, sales, use, excise, property, accumulated earnings, personal holding company, franchise, withholding, estimated or other similar tax, duty or other governmental charge or assessment or deficiencies thereof, and including any interest, penalties or additions to tax attributable to the foregoing, imposed by any governmental authority (a "GOVERNMENTAL AUTHORITY").

            "TAX RETURN" means any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

            "TRANSFERRED EMPLOYEE" means any individual employed by Maxwell who, in connection with the transactions contemplated hereby, is offered employment with SAIC and becomes an employee of the SAIC Business Unit.

                                ARTICLE II
                  SALE, TRANSFER AND CONVEYANCE OF ASSETS

     2.01 PURCHASE AND SALE OF ASSETS. Subject to the provisions and conditions of this Agreement, and in reliance upon the representations, warranties and covenants herein contained, on the Closing Date, Maxwell shall sell, assign, transfer, convey and deliver to SAIC, and SAIC shall purchase from Maxwell, all of the interest of Maxwell of every kind and description in the Assets, including, but not limited to, the assets, properties, contracts, rights and proposals set forth on SCHEDULE 2.01 attached hereto.

     2.02 EXCLUDED ASSETS. Notwithstanding anything to the contrary set forth herein, the Assets shall not include those assets, properties, contracts or rights which are set forth on SCHEDULE 2.02 attached hereto ("EXCLUDED ASSETS").

     2.03 TRANSFER OF TITLE. On the Closing Date, Maxwell shall execute and deliver to SAIC or its assigns a bill of sale, which shall be substantially in the form of EXHIBIT 2.03 ("BILL OF SALE") together with such other endorsements, assignments and other good and sufficient instruments of sale, transfer and conveyance, in form and substance reasonably satisfactory to SAIC and its legal counsel, as shall be effective to vest in SAIC or its assigns all of Maxwell's right and title to, and interest in, the Assets in conformity with the representations and warranties of Maxwell herein.

     2.04 LIABILITIES TO BE ASSUMED. SAIC agrees to assume only the liabilities specifically set forth on SCHEDULE 2.04-A ("ASSUMED LIABILITIES"). On the Closing Date, SAIC shall execute and deliver to Maxwell an assignment and assumption agreement, which shall be substantially in the form of EXHIBIT 2.04-B ("ASSUMPTION AGREEMENT") to reflect SAIC's assumption of the Assumed Liabilities. Except as expressly set forth in this Section 2.04, SAIC will not assume or be obligated to perform any liabilities of any nature (whether known, unknown, absolute, accrued, contingent, inchoate or otherwise) relating to the business, operations, property or assets of Maxwell. Except as expressly set forth in this SCHEDULE 2.04-A, SAIC shall not assume and shall not be deemed to assume, without limitation, any of the following liabilities or obligations: (i) any liability or obligation for any Maxwell Taxes or accrued salaries, workers' compensation, medical or sick pay of or relating to any Maxwell employees, (ii) obligations under any contracts with Maxwell employees, (iii) pension or profit sharing liabilities or severance liabilities, or (iv) any liability or obligation arising out of or resulting from Maxwell's breach of any contract or other agreement or from any violation of any federal, state, local or foreign government's laws or regulations.
The assumption by SAIC of any contract, lease or other agreement of Maxwell, as set forth on SCHEDULE 2.04-A, shall include only payment and performance obligations thereunder which accrue or arise after the Closing Date; in no event shall SAIC assume or be deemed to assume any liability of any nature (whether known, unknown, absolute, accrued, contingent or otherwise) relating to the performance under any such contract, lease or agreement which accrued prior to the Closing Date, unless such liability is included within the Assumed Liabilities.

     2.05 FURTHER ASSURANCES REGARDING TRANSFER. From time to time after the Closing Date, Maxwell, at the reasonable request of SAIC but without further consideration, shall execute and deliver such other and further instruments of sale, assignment, transfer and conveyance and take such other and further action as SAIC reasonably may request in order to vest in SAIC or its assigns and put SAIC or its assigns in possession of the Assets and to transfer to SAIC or its assigns all contracts and rights included in the Assets.


                                ARTICLE III
                          CONSIDERATION AND PAYMENT

     3.01 CONSIDERATION. In full consideration for the Assets, SAIC (i) shall pay to Maxwell (a) [Four Million One Hundred Eighty-Eight Thousand] Dollars ($4,188,000) plus (b) the Tangible Net Book Value (collectively, the "PURCHASE PRICE"), (ii) shall assume and become responsible for the Assumed Liabilities, and (iii) shall fulfill and perform all of its other obligations set forth herein.

     3.02 PAYMENT OF PURCHASE PRICE. The Purchase Price shall be paid to Maxwell in accordance with the following:

            (a) INITIAL PAYMENT. On the Closing Date, SAIC shall pay to Maxwell, by wire transfer to such accounts as are designated by Maxwell to SAIC in writing, an aggregate amount equal to Nine Million Five Hundred Thirty-Seven Thousand Dollars ($9,537,000) (the "INITIAL PAYMENT").

            (b) DETERMINATION OF PURCHASE PRICE. As soon as practicable after the Closing, but in no event later than thirty (30) days after the Closing Date, Maxwell shall calculate the Tangible Net Book Value as of the Closing Date and prepare and deliver to SAIC a statement setting forth a detailed calculation of the Tangible Net Book Value and the Purchase Price ("PURCHASE PRICE STATEMENT") and all supporting schedules (as previously identified by SAIC to Maxwell). SAIC then shall have sixty (60) days following receipt of the Purchase Price Statement to give Maxwell written notice of its objection to any item or calculation contained in the Purchase Price Statement ("PURCHASE PRICE STATEMENT OBJECTION NOTICE"). If SAIC does not deliver to Maxwell a Purchase Price Statement Objection Notice within such sixty (60)-day period, such Purchase Price Statement shall be deemed final and conclusive with respect to the determination of the Tangible Net Book Value and the Purchase Price and shall be binding on the parties for such purpose. If, however, SAIC delivers to Maxwell a Purchase Price Statement Objection Notice, the parties shall meet and shall attempt in good faith to resolve such objections. If the parties are unable to resolve SAIC's objections within thirty (30) days following such objections, the parties promptly shall refer such objections and Maxwell's responses thereto to the Independent Accountant for review, and the Independent Accountant shall (x) resolve all such objections, (y) make any necessary revisions to the Purchase Price Statement, and (z) deliver the Purchase Price Statement (as so revised, if applicable) to SAIC and Maxwell within fifteen (15) days after receiving written instructions to resolve all objections set forth therein. The parties shall make available to the Independent Accountant such books, records and supporting documentation as the Independent Accountant deems reasonably necessary to make its determination. The Independent Accountant may evaluate only items or matters identified in the Purchase Price Statement Objection Notice, and the Independent Accountant's findings shall not exceed the amount claimed by either party with respect thereto. The Purchase Price Statement as finalized by the Independent Accountant shall be deemed final and conclusive with respect to the Tangible Net Book Value and the Purchase Price and shall be binding on SAIC and Maxwell for such purposes. The fees and expenses of the Independent Accountant in resolving all such objections shall be borne one-half by SAIC, on the one hand, and one-half by Maxwell, on the other hand (which may be satisfied by offset against the Holdback Amount).

            (c) PAYMENT OF HOLDBACK AMOUNT. If the Purchase Price (as finally determined pursuant to Section 3.02(b) above) exceeds the sum of Initial Payment, subject to SAIC's rights of set-off and indemnification pursuant to Article X hereof, no later than the later of (i) the date which is six (6) months after the Closing Date and (ii) seven (7) days after the final determination of the Purchase Price, SAIC shall pay to Maxwell such
excess (the Holdback Amount).   Notwithstanding the foregoing, if the
Purchase Price (as finally determined pursuant to Section 3.02(b) above) exceeds Ten Million Three Hundred Thirty-Seven Thousand Dollars ($10,337,000), then within five (5) days of the final determination of the Purchase Price, SAIC shall pay to Maxwell ninety percent of the amount by which the Purchase Price exceeds Ten Million Three Hundred Thirty-Seven Thousand Dollars ($10,337,000). For example, if the final Purchase Price is Ten Million Five Hundred Thirty-Seven Thousand Dollars ($10,537,000), then SAIC shall pay to Maxwell One Hundred Thousand Eighty Dollars ($180,000) within five (5) days of final determination of the Purchase Price. SAIC would pay to Maxwell the additional Eight Hundred Twenty Thousand Dollars ($820,000) (the Holdback Amount), subject to SAIC's rights of set-off and indemnification pursuant to
Article X hereof, no later than the later of (i) the date which is six
(6) months after the Closing Date and (ii) seven (7) days after the final determination of the Purchase Price.

            (d) REMITTANCE OF OVERPAYMENT. If the Initial Payment exceeds the Purchase Price (as finally determined pursuant to Section 3.02(c) above), no later than seven (7) days after final determination of the Purchase Price, Maxwell shall pay to SAIC in cash the amount of such excess.

     3.03 ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated among the Assets in a manner to be determined by the parties in good faith in conjunction with determination of the Tangible Net Book Value. A preliminary allocation, based upon the parties' mutual best estimate of the Purchase Price, is set forth on SCHEDULE 3.03 attached hereto. Each party hereto shall report this transaction for federal and state tax purposes in accordance with the final allocation of the Purchase Price, which shall be reflected on a revised, final SCHEDULE 3.03 to be attached hereto.

                                 ARTICLE IV
                                  CLOSING

     4.01 CLOSING. The Closing shall be held at 10:00 a.m. Pacific Standard Time on the Closing Date at SAIC at 10260 Campus Point Drive, San Diego, California 92121 or at such other place as shall be mutually agreed by the parties hereto. The Closing shall be effective as of 11:59 p.m. Pacific Standard Time on the Closing Date. On the Closing Date, the documents described in Article VII shall be exchanged by the parties, and all other actions contemplated by this Agreement to be completed at the Closing shall be completed.

     4.02 SIMULTANEOUS TRANSACTIONS. All transactions to be effectuated at the Closing shall be deemed to have taken place simultaneously, and no such transaction shall be deemed to have been completed until all transactions are completed and all documents delivered.

                                 ARTICLE V
                  REPRESENTATIONS AND WARRANTIES OF MAXWELL

     Maxwell represents and warrants to SAIC as of the Closing Date (unless otherwise indicated) as follows:

     5.01 CORPORATE EXISTENCE AND POWER. Maxwell is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California, and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on the Business Units as now conducted. Maxwell is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction, including foreign countries, where the character of the Assets or the nature of the Business Units makes such qualification necessary, except for those jurisdictions where the failure to be so qualified could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the condition (financial or otherwise), Assets or the results of operations or prospects of the Business Units (a "MATERIAL ADVERSE EFFECT").

     5.02 CORPORATE AUTHORIZATION. Maxwell has all requisite corporate power and corporate authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Maxwell of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Maxwell. This Agreement has been duly executed and delivered by Maxwell and constitutes a valid and binding agreement of Maxwell enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     5.03 AUTHORIZATION AND CONSENTS. The execution, delivery and performance by Maxwell of this Agreement and the consummation of sale of the Assets require no action by or in respect of, or filing with, any governmental body, agency, official or authority. With respect to any written agreements, Section 5.03 of the Disclosure Schedule lists each consent or approval of any Person which is necessary for consummation by Maxwell of the transactions contemplated hereby, including assignment of all contracts and contract rights included within the Assets.

     5.04 NON-CONTRAVENTION. The execution, delivery and performance of this Agreement and the consummation by Maxwell of the transactions contemplated hereby do not and will not (i) contravene or conflict with the articles of incorporation or bylaws of Maxwell, (ii) contravene or conflict with any applicable provision of any law, regulation, rule, judgment, injunction, order or decree binding upon or applicable to Maxwell, (iii) assuming compliance with the matters, and receipt of the consents or approvals, referred to in Section 5.03, require notice or constitute a default under, or give rise to a right of termination, cancellation or acceleration of any right or obligation of Maxwell or to a loss of any benefit to which Maxwell is entitled under any provision of any material agreement, contract or other instrument or any license, franchise, permit or other similar authorization held by Maxwell which is included in the Assets, or (iv) result in the creation or imposition of any Lien on any of such Assets. For purposes of this Agreement, "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such Asset.

     5.05   PROPERTY AND TITLE TO ASSETS.

            (a) The Assets do not include any ownership interest in any real property. Maxwell has delivered to SAIC true, correct and complete copies of each Lease. Each such Lease is listed in Section 5.05(a) of the Disclosure Schedule. Except as set forth in Section 5.05(a) of the Disclosure Schedule, (i) each Lease is valid, binding and enforceable by Maxwell in accordance with its terms, and is in full force and effect, (ii) in each case, Maxwell has been in peaceable possession since the commencement of the Lease, and there are no material existing defaults by Maxwell or, to Maxwell's Knowledge, the lessors thereunder, (iii) no event or circumstance has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a material default under any such Lease or which would give rise to any right of the lessor to terminate the Lease or assert any Claim or seek any Damages thereunder, (iv) neither Maxwell nor, to Maxwell's Knowledge, the lessor with respect to any such Lease has violated any of the terms or conditions of any such Lease in any material respect, (v) no written waiver, indulgence or postponement of Maxwell's obligations under any such Lease has been granted to Maxwell by the lessor under any such Lease, and (vi) Maxwell has paid, satisfied or discharged all material obligations under each Lease due and payable on or before the Closing Date, including the payment of rent and all operating expenses. Each property leased by Maxwell is, in all material respects, in a state of good maintenance and repair and is, in all material respects, adequate and suitable for the purposes for which it presently is being used. The zoning of each parcel of property described in any Lease permits the presently existing improvements and the continuation of the business presently being conducted on such parcel.

            (b) Maxwell possesses either good and marketable title to or, in the case of leased property and assets, valid leasehold interests in, all personal, tangible and intangible property and assets included in the Assets, except for properties and assets sold since the Balance Sheet Date in the ordinary course of business consistent with past practice. None of the Assets is subject to any Lien, except for (i) Liens disclosed on the Balance Sheet or Section 5.05(b)(i) of the Disclosure Schedule, (ii) Liens for taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Balance Sheet), or (iii) Liens which do not materially detract from the value or materially interfere with any present or intended use of such property or assets (collectively, "PERMITTED LIENS").

            (c) All leases of material personal property are in good standing and are valid, binding and enforceable in accordance with their respective terms, and there does not exist under any such lease (i) any default by Maxwell or any event involving Maxwell which with notice or lapse of time or both would constitute a default or (ii) to Maxwell's Knowledge, any default by any other Person or any event involving any other Person which with notice or lapse of time or both would constitute such a default.

     5.06   FINANCIAL STATEMENTS; RELATED INFORMATION.

            (a) The Certified Financial Statements (i) fairly present, in all material respects, in conformity with GAAP applied on a consistent basis, the financial position of the Business Units as of the dates thereof and their results of operations for the periods then ended (subject to normal year-end adjustments), and (ii) except as indicated therein, reflect all claims against and all debts and liabilities of the business and operations the Business Units, fixed or contingent, as at the respective dates thereof required to be reflected or disclosed therein in accordance with GAAP, and the related statements of income, fairly present the results of operations for the periods indicated.

            (b) Based upon all facts and circumstances which are known to Maxwell, or could be known to Maxwell after a diligent inquiry, no reserves for warranty claims or completion or performance reserves are or were required to be included or reflected in the Certified Financial Statements.

            (c) Except for the Excluded Assets, the Assets constitute all of the material tangible personal property, contracts, subcontracts, assets, Intellectual Property Rights and systems used or held for use or necessary to conduct the business of the Business Units as currently conducted by Maxwell.

     5.07   CONTROL OF ESSENTIAL RECORDS.  Except as set forth in Section
5.07 of the Disclosure Schedule, none of the records, systems, controls, data or information which are material to the operation of the Business Units are recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether or not computerized) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Maxwell.

     5.08 ABSENCE OF CERTAIN CHANGES. Since the Balance Sheet Date, Maxwell has conducted the Business Units in the ordinary course consistent with past practice and, except as disclosed in Section 5.08 of the Disclosure Schedule, there has not been:

            (a) any event, occurrence or development of a state of circumstances or facts relating to the Business Units which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;

            (b) any sale, lease, license or other disposition of any assets or properties of the Business Units, other than in the ordinary course of business consistent with past practices;

            (c) any creation or assumption by Maxwell of any Lien (other than Permitted Liens) on any of the Assets;

            (d) any material condemnation, seizure, damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the Assets;

            (e) any contract or agreement entered into, amended or terminated by Maxwell or the other party to the contract or agreement or any relinquishment by Maxwell or the other party to the contract or agreement of any contract or other right, in either case, material to the Business Units;

            (f) any (i) grant of any contract providing for severance or termination pay to any Transferred Employee, (ii) entering into or renewal of any employment, deferred compensation, retirement or other similar agreement (or any amendment to any such existing agreement) with any Transferred Employee, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements to which any Transferred Employee is subject, (iv) any other increase in compensation, bonus or other benefits payable to any Transferred Employee, other than, in the case of clause (vi), any such increases payable to employees other than in the ordinary course of business consistent with past practice;

            (g) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any Transferred Employees, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees; or

            (h) any notice of default or any other claim, allegation or other assertion that Maxwell has been or will be in breach or violation of any provision of any contract, agreement or instrument to which Maxwell is a party and which is included in the Assets or the Assumed Liabilities.

     5.09 Related Party Transactions. Section 5.09(a) of the Disclosure Schedule contains a complete list of all contracts, agreements and understandings (oral or written) affecting the Business Units between Maxwell and any Related Party ("RELATED PARTY AGREEMENTS"). Except as disclosed in
Section 5.09(a) of the Disclosure Schedule, Maxwell and a Related Party have not been parties to any material transaction affecting the Business Units on other than arm's-length terms. For purposes of this Agreement (i) the term "RELATED PARTY" means any Key Employee or any Maxwell director or officer, or any affiliate (other than the Shareholder or any Subsidiary of the Shareholder), associate or member of the immediate family of the foregoing; and (ii) the terms "AFFILIATE", "ASSOCIATE" and "IMMEDIATE FAMILY" shall have the meanings provided under Rules 12b-2, 12b-2 and 16a-1, respectively, of the Exchange Act.

     5.10   MATERIAL CONTRACTS.

            (a) Section 5.10(a) of the Disclosure Schedule sets forth as of the date of this Agreement all of the following contracts or agreements, whether oral or written, included in the Assets or Assumed Liabilities:

                  (i) any lease (a) for real property or (b) for personal property providing for annual rentals for such personal property lease of $10,000 or more or aggregate payments for such personal property lease of $50,000 or more;

                  (ii) any agreement for the purchase of materials, software, supplies, goods, services, equipment or other assets providing for either individual payments of $10,000 or more or aggregate annual payments of $50,000 or more;

                  (iii) any sales, distribution or other similar agreement providing for the sale of materials, supplies, goods, services, equipment or other assets that provides for either individual payments of $10,000 or more or aggregate annual payments of $25,000 or more;

                  (iv) any partnership, joint venture or other similar agreement or arrangement;

                  (v) any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

                  (vi) any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset);

                  (vii) any option, license (including any software license other than commercial-off-the-shelf licenses), franchise or similar agreement;

                  (viii) any agency, dealer, sales representative, marketing or other similar agreement;

                  (ix) any agreement that limits the freedom of Maxwell to compete in any line of business or with any Person or in any area after the Closing Date;

                  (x) any agreement containing any right of first refusal or similar right;

                  (xi) any agreement pursuant to which Maxwell has hired or retained a consultant providing for aggregate annual payments of $10,000 or more;

                  (xii) any agreement entered into within the past year between Maxwell and/or the Shareholder and a third party pursuant to which the third party is subject to confidentiality or non-disclosure obligations in connection with the divestiture of the Business Units;

                  (xiii) any agreement under which Maxwell agrees to indemnify any party other than in the ordinary course of business; or

                  (xiv) any other agreement, commitment, arrangement or plan that is material to the Business Units.

            (b) Each agreement, contract, plan, lease or commitment disclosed in Section 5.10(a) the Disclosure Schedule or required to be disclosed in the Disclosure Schedule is a valid and binding agreement of Maxwell, and is in full force and effect, and neither Maxwell nor, to Maxwell's Knowledge, any other party thereto is in default or breach in any material respect under the terms of any such agreement, contract, plan, lease or commitment, and, to Maxwell's Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder.

            (c) Section 5.10(c) of the Disclosure Schedule sets forth a summary of all outstanding proposals of or relating to the Business Units.

            (d) True and complete copies of each agreement, contract, proposal, plan, lease, arrangement or commitment disclosed in Section 5.10(a) or 5.10(c) of the Disclosure Schedule have been delivered or made available to SAIC.

     5.11 LITIGATION. Except as set forth in Section 5.11 of the Disclosure Schedule, there is no action, suit, investigation or proceeding pending against, or to Maxwell's Knowledge threatened against or affecting the Assets or the Business Units, before any court or arbitrator or any governmental body, agency or official, which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated hereby; nor, to Maxwell's Knowledge, is there any valid basis for any such action, suit, investigation or proceeding. Maxwell is not subject to any judgment, order or decree which may have a Material Adverse Effect, and no action, suit, investigation or proceeding pending or threatened against Maxwell (whether or not described in Section 5.11 of the Disclosure Schedule) will have or reasonably should be expected to have a Material Adverse Effect.

     5.12   EMPLOYEE BENEFIT PLANS.

            (a) Section 5.12(a) of the Disclosure Schedule contains a correct and complete list identifying (i) each material "employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), (ii) each employment, severance or similar contract, plan, arrangement or policy, and (iii) each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), in each case which is maintained, administered or contributed to by Maxwell or any ERISA Affiliate and covers any Transferred Employee. Copies of such agreements, plans, policies and arrangements (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof have been furnished, or will be made available upon request, to SAIC together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan. Such plans are referred to collectively herein as the "EMPLOYEE PLANS." For purposes of this Section 5.12, "ERISA AFFILIATE" of any Person means any other Person which, together with such Person, would be treated as a single employer under Section 414 of the Code.

            (b) Neither Maxwell nor any ERISA Affiliate maintains, or has within the past five years maintained, any plan that constitutes or constituted a "MULTIEMPLOYER PLAN," as defined in Section 3(37) of ERISA, or that is or was subject to Title IV of ERISA.

            (c)   Each Employee Plan which is intended to be qualified under
Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. Maxwell has furnished to SAIC copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan. Each Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Plan.

            (d) Except as set forth in Section 5.12(d) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (i) entitle any Transferred Employee to severance pay or (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan. There is no contract, agreement, plan or arrangement covering any Transferred Employee, individually or collectively, that could give rise to the payment of any amount that would not be deductible pursuant to the terms of Sections 162m or 280G of the Code.

            (e) Except for the Assumed Liabilities, all contributions and payments accrued under each Employee Plan relating to the employees of the Business Units, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending at the Closing Date, have been, or will be, discharged and paid by Maxwell in the normal course of business.

     5.13 COMPLIANCE WITH LAWS AND COURT ORDERS. Maxwell (with respect to the Business Units) is not in violation of, nor has it violated, nor is Maxwell (with respect to the Business Units) under investigation with respect to, nor has Maxwell, been threatened to be charged with or given notice of any violation of, any applicable material law, rule, regulation, judgment, injunction, order or decree, which would have a Material Adverse Effect. Maxwell has not received any written notice to the effect that Maxwell (with respect to the Business Units) is not in compliance with any applicable law, statute, ordinance, regulation, judgment, injunction, order or decree.

     5.14 FINDERS' FEES. There is no investment banker, broker, finder or other intermediary which has been retained by, or is authorized to act on behalf of, Maxwell or any of its Subsidiaries who might be entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement.

     5.15   PATENTS AND OTHER PROPRIETARY RIGHTS.

            (a)	Section 5.15 of the Disclosure Schedule contains a complete
and accurate list of all patents, patent applications, trademarks, service marks, trade names, registered copyrights and domain names used or held by Maxwell for use in the Business Units and all registrations and applications for registration of trademarks, service marks, copyrights and domain names or any other registrations or applications for registration for the foregoing Intellectual Property Rights specifying as to each such item, as applicable: (i) the owner of the item, (ii) the jurisdictions in which the item is issued or registered or in which any application for issuance or registration has been filed, and (iii) the respective issuance, registration or application number of the item. Except as explicitly indicated in
Section 5.15 of the Disclosure Schedule all of the patents, trademark and service mark registrations, copyright registrations, and domain name registrations indicated in Section 5.15 of the Disclosure Schedule are valid and in full force, are held of record in the name of Maxwell and are not the subject of any cancellation or reexamination proceeding or any other proceeding challenging their extent or validity. Except as further explicitly indicated in Section 5.15 of the Disclosure Schedule, Maxwell is the applicant of record in all patent applications, and applications for trademark, service mark, trade dress, and copyright registration indicated in Section 5.15 of the Disclosure Schedule, and no opposition, extension of time to oppose, interference, rejection, or refusal to register has been received in connection with any such applications. Other than as disclosed in Section 5.15 of the Disclosure Schedule, Maxwell holds all of the patents, patent applications, trademarks, service marks, trade names, registered copyrights, domain names free and clear of all liens, encumbrances and other claims.

            (b) Maxwell has valid rights to use, whether through ownership, licensing or otherwise, all Intellectual Property Rights necessary to conduct the Business Units as presently conducted. Except as disclosed in Section
5.15 of the Disclosure Schedule, Maxwell has not assigned, hypothecated or otherwise encumbered any such Intellectual Property Rights, and none of the licenses included in the Intellectual Property Rights purport to grant sole or exclusive licenses to another Person, including, without limitation sole or exclusive licenses limited to specific fields of use. The transactions contemplated by this Agreement will not result in any termination, loss or impairment of any Intellectual Property Right utilized in the conduct of the Business Units (other than the loss of the right to use the name "Maxwell" or any variant thereof) nor require payment of any fee to owners of Intellectual Property Rights licensed to Maxwell and utilized in conducting the business and operations of the business. Except as disclosed in Section 5.15 of the Disclosure Schedule, (i) to Maxwell's Knowledge, there are no infringements by any other party of any of the Intellectual Property Rights, and (ii) Maxwell has not entered into any agreement to indemnify any other party against any charge of infringement of any of its Intellectual Property Rights except for any such violations or infringements as do not, individually or in the aggregate, materially affect the Assets. Except as disclosed in
Section 5.15 of the Disclosure Schedule, the Business Units have not and do not violate or infringe any Intellectual Property Rights of any other Person, and Maxwell has not received any communication alleging that the Business Units violate or infringe any intellectual property right of any other Person. Maxwell (with respect to the Business Units) has not been sued at any time for infringing any intellectual property right of another Person. Except as disclosed in Section 5.15 of the Disclosure Schedule, to Maxwell's Knowledge, none of the processes, techniques and formulae, research and development results and other know-how relating to the business, the value of which is contingent upon maintenance of the confidentiality thereof, has been disclosed by Maxwell or any of its Affiliates to any Person other than those Persons who are bound to hold such information in confidence pursuant to confidentiality agreements or by operation of law. Except as disclosed in Section 5.15 of the Disclosure Schedule, the information contained in any agreement pursuant to which Maxwell or the other party is subject to confidentiality and disclosure obligations is not necessary in order to conduct the business of the Business Units in all material respects as currently conducted by Maxwell.

            (c) Except as disclosed in Section 5.15 of the Disclosure Schedule, no security holder or director, officer, employee (including both current and former employees), consultant (including both current and former consultants) or independent contractor (including both current and former contractors) of Maxwell or any affiliate of Maxwell owns, directly or indirectly, in whole or in part, any Intellectual Property Rights utilized by Maxwell in conducting the business and operations of the Business Units, nor has any such person asserted any claim of ownership of, or interest in, the Intellectual Property Rights utilized by Maxwell in conducting the business and operations of the Business Units. No security holder or director, officer, employee (including both current and former employees), consultant (including both current and former consultants) or independent contractor (including both current and former contractors) of Maxwell or any affiliate of Maxwell receives or claims entitlement to compensation of any form for the past or continuing use by Maxwell of any Intellectual Property Rights utilized in conducting the business and operations of the
Business Units.   Except as indicated in Section 5.15 of the Disclosure
Schedule, Maxwell does not pay, and will not subsequently be required to pay, to any other Person any royalties or license transfer fess for the continuing and interrupted use of any Intellectual Property Rights licensed from any other Person and utilized in conducting the business and operations of the Business Units.

     5.16   ENVIRONMENTAL MATTERS.

            (a) With respect to the Business Units, except as identified in Section 5.16 of the Disclosure Schedule:

                  (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to Maxwell's Knowledge, is threatened by any governmental entity or other Person with respect to any matters relating to Maxwell and relating to or arising out of any Environmental Law;

                  (ii) there are no material liabilities of or relating to Maxwell of any kind whatsoever whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any violation of any Environmental Law, and to Maxwell's Knowledge, there are no facts, conditions, situations or set of circumstances that could reasonably be expected to result in or be the basis for any such liability; and

                  (iii) Maxwell is and has been in compliance in all material respects with all Environmental Laws and has obtained and is in compliance in all material respects with all Environmental Permits.

            (b) With respect to the Business Units, to Maxwell's Knowledge, there has been no environmental investigation, study, audit, test, review or other analysis conducted in relation to the current or prior business of Maxwell or any property or facility now or previously owned, leased or operated by Maxwell which has not been made available to SAIC.

            (c) For purposes of this Section 5.16, the following terms shall have the meanings set forth below:

                  "MAXWELL" shall include any entity that is, in whole or in part, a predecessor of Maxwell;

                  "ENVIRONMENTAL LAWS" means any federal, state, local and foreign law (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement or any agreement or contract with any Governmental Authority or other third party, whether now or hereinafter in effect, relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials; and

                  "ENVIRONMENTAL PERMITS" means all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities relating to or required by Environmental Laws and affecting the business of Maxwell or any of its Subsidiaries as currently conducted.

     5.17 INSURANCE COVERAGE. Section 5.17 of the Disclosure Schedule incorporates a list of all insurance policies and fidelity bonds maintained by Maxwell relating to the Assets or the Business Units (the "COMPANY POLICIES"), and Maxwell has provided SAIC with accurate summaries of all such Company Policies. There is no claim by Maxwell pending under any of such Company Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such Company Policies have been timely paid and Maxwell otherwise has complied in all material respects with the terms and conditions of all such policies and bonds. Section 5.17 of the Disclosure Schedule also indicates the dates since which such Company Policies (or other policies and bonds providing substantially similar insurance coverage) have been in effect. Such Company Policies are of the type and in amounts customarily carried by Persons conducting businesses similar to the Business Units. To Maxwell's Knowledge, there is no threatened termination of, material premium increase with respect to, or material alteration of coverage under, any of such Company Policies. The Company Policies providing comprehensive general liability and workers' compensation insurance provide coverage with respect to events occurring prior to the Closing Date notwithstanding that Maxwell may terminate coverage for the Business Units under such Company Policies for events occurring after the Closing Date.

     5.18 LICENSES AND PERMITS. Maxwell has obtained and maintains all material governmental licenses, authorizations, consents and approvals required to carry on as now conducted the Business Units. Section 5.18 of the Disclosure Schedule correctly lists each material license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the Assets or the Business Units (collectively, the "PERMITS"), and each pending application for any Permit, together with the name of the government agency or entity issuing such Permit or with which such application is pending. Except as set forth on Section 5.18 of the Disclosure Schedule, (i) the Permits are valid and in full force and effect and (ii) Maxwell is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, the Permits.

     5.19 EMPLOYEES. Section 5.19 of the Disclosure Schedule sets forth a true and complete list of (i) the names, titles, annual salaries and other compensation of all Transferred Employees and the wage rates for all non-salaried Transferred Employees (by classification) and (ii) the names of all independent contractors or consultants and the terms and conditions pursuant to which they are compensated. To Maxwell's Knowledge, none of the Transferred Employees identified on Section 5.19 of the Disclosure Schedule has indicated to Maxwell that he or she intends to resign, retire or discontinue his or her relationship with the Business Units as a result of the transactions contemplated by this Agreement.

     5.20 LABOR MATTERS. With respect to the Business Units, Maxwell is in compliance in all material respects with all currently applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours. Maxwell is not engaged in any unfair labor practice, and there exists no basis for the assessment of any unpaid wages with respect to any Transferred Employee. There is no unfair labor practice complaint pending or, to Maxwell's Knowledge, threatened against Maxwell before the National Labor Relations Board or any state or local authority or agency with respect to any Transferred Employee or the Business Units. None of the Transferred Employees are covered in a collective bargaining agreement or are members of any union, and no union representation or organization campaign or effort exists with respect to any of the Transferred Employees.

     5.21 BUSINESS RECORDS. Maxwell has maintained adequate business records with respect to the Assets and the Business Units, and Maxwell is not aware of any material deficiencies in such business records.

     5.22 CUSTOMERS. Section 5.10 of the Disclosure Schedule lists all material customer contracts included in the Assets. Except as set forth on
Section 5.22 of the Disclosure Schedule, to Maxwell's Knowledge, no customer presently intends to materially decrease the amount of business it does under existing contracts with the Business Units, whether as a result of any announcement of the transactions contemplated by this Agreement or otherwise.

     5.23 CUSTOMER AND THIRD PARTY APPROVAL. The work substantially completed by Maxwell prior to the Closing Date which will require either customer or third party approval or acceptance but which has not yet received the required customer or third party approval or acceptance will meet all material requirements and specifications of the contract as modified through the Closing Date in all material respects.

     5.24 ACCOUNTS RECEIVABLE. Except as set forth on Section 5.24 of the Disclosure Schedule, all accounts receivable, unbilled work in process and other debts due or recorded in the financial statements of the Business Units as being due to Maxwell as of the Closing Date were actually made in the ordinary course of business and will be good and collectible in full in the ordinary course of business, net of reserves and allowances provided in the Balance Sheet. None of such accounts receivable or other debts is, at the Closing Date, subject to any defense, counterclaim or set-off. Maxwell has delivered to SAIC a complete and accurate list of all receivables of the Business Units as of the Balance Sheet Date, a copy of which is attached hereto as SCHEDULE 5.24.

     5.25 ABSENCE OF UNLAWFUL PAYMENTS. Neither Maxwell, nor, to Maxwell's Knowledge, (a) any director, officer, agent or employee acting on behalf of Maxwell, or (b) any other Person acting on behalf of Maxwell with respect to the Business Units, has used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds. Neither Maxwell, nor, to Maxwell's Knowledge, (i) any director, officer, agent or employee acting on behalf of Maxwell, or (ii) any other Person acting on behalf of Maxwell, has accepted or received any unlawful contributions, payments, gifts or expenditures with respect to the Business Units.

     5.26 SERVICE LIABILITY. There is no action, suit, proceeding, inquiry or investigation by or before any court or governmental or other regulatory or administrative agency or commission pending or, to Maxwell's Knowledge, threatened against or involving Maxwell relating to any services performed by Maxwell and alleged to have been defective or improperly rendered or not in compliance with contractual requirements.

     5.27 GOVERNMENT PROCUREMENT RULES. Maxwell has taken reasonable and appropriate steps to assure that its business with the federal government has been conducted in conformance with the Federal Acquisition Regulations and the statutes, laws and regulations referred to therein, and other applicable statutes, regulations or laws and accounting requirements. Maxwell has not obtained and is not performing any federal contract in a manner that is inconsistent with those procurement laws or accounting requirements in any material respect.

     5.28 GOVERNMENT REVIEW. Section 5.28 of the Disclosure Schedule lists all material governmental reviews, audits or investigations of a similar nature, whether pending, threatened or completed within the three-year period preceding the Closing Date, relating to the performance or administration by Maxwell of government contracts or subcontracts included in the Assets.

     5.29 GOVERNMENT CLAIMS. Except as set forth in Section 5.29 of the Disclosure Schedule, no state of facts exists that would constitute valid grounds for the assertion of a material claim by a Governmental Authority against Maxwell for any of the following: (a) defective pricing or (b) CAS noncompliance, (c) fraud or (d) false claims or false statements. To Maxwell's Knowledge, except as set forth in Section 5.29 of the Disclosure Schedule, no state of facts exists that would constitute valid grounds for the assertion of a material claim by a Governmental Authority against the Company for either (y) unallowable costs as defined in the Federal Acquisition Regulations at Part 31, including those that may be included in indirect cost claims for prior years that have not yet been finally agreed to by the Defense Contract Audit Agency and/or the Administrative Contracting Officer; or (z) any other monetary claims relating to the performance or administration by Maxwell of government contracts or subcontracts.

     5.30   GOVERNMENT FURNISHED PROPERTY.  Except as set forth in Section
5.30 of the Disclosure Schedules, all property or equipment furnished to the Business Units prior to the Closing Date by the United States government or any other customer that has not been returned to such customer is properly accounted for and in the possession of Maxwell. All such property and equipment is in good operating condition and state of repair, reasonable wear and tear excepted.

     5.31   TAXES.  As of the Closing Date:

            (a)   except as set forth in Section 5.31 of the Disclosure
Schedule:

                  (i) all material Tax Returns, statements, reports and forms (including estimated tax or information returns and reports) required to be filed with any Governmental Authority with respect to any Pre-Closing Date Tax Period by or on behalf of Maxwell relating to the Business Units (collectively, the "RETURNS"), have been or will be, to the extent required to be filed on or before the date hereof, filed when due in accordance with all applicable laws;

                  (ii) all such Returns are, or will be at the time of filing, true, complete, and accurate in all material respects;

                  (iii) all material Taxes shown as due and payable on the Returns that have been filed have been timely paid, or withheld and remitted to the appropriate Governmental Authority;

                  (iv) the charges, accruals and reserves for Taxes with respect to Maxwell for any Pre-Closing Date Tax Period (including any Pre-Closing Date Tax Period for which no Return has yet been filed) reflected on the books of Maxwell (excluding any provision for deferred income taxes) are adequate to cover such Taxes in all material respects;

                  (v) Maxwell is not delinquent in the payment of any material Tax;

                  (vi) Maxwell has not granted any extension or waiver of the statute of limitations period applicable to any Return, which period (after giving effect to such extension or waiver) has not yet expired;

                  (vii) there is no claim, audit, action, suit, proceeding or investigation now pending or, to Maxwell's Knowledge, threatened against or with respect to Maxwell in respect of any Tax or Return;

                  (viii) all information set forth in the Balance Sheet relating to any Tax Asset or any Tax matters is true and complete in all material respects;

                  (ix) Maxwell has not entered into any agreement or arrangement with any Governmental Authority with regard to the Tax liability of Maxwell;

                  (x) Maxwell has not participated in or cooperated with an international boycott within the meaning of Section 999 of the Code nor has been requested to do so in connection with any transaction or proposed transaction; and

                  (xi) Maxwell has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

            (b) Section 5.31 of the Disclosure Schedule contains a list of all jurisdictions (whether foreign or domestic) to which any Tax is paid by Maxwell.

     5.32 ACCURACY AND COMPLETENESS OF INFORMATION. No statement contained in (i) any representation or warranty made by the Company herein, or in any exhibit or schedule attached hereto or (ii) in the Disclosure Schedule contains any untrue statement of a material fact or omits to state any material fact necessary, in order to make the statements herein or therein not misleading in light of the circumstances in which they are made. The financial projections relating to Maxwell delivered to SAIC are the financial projections Maxwell utilized in connection with its operations.

                                 ARTICLE VI
                   REPRESENTATIONS AND WARRANTIES OF SAIC

     SAIC represents and warrants to Maxwell as follows:

     6.01 CORPORATE EXISTENCE AND POWER. SAIC is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware, is qualified to do business in the State of California and has all powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which could not, individually or in aggregate, reasonably be expected to have a Buyer MAE. For purposes of this Agreement, the term "BUYER MAE" means a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of SAIC and its Subsidiaries taken as a whole.

     6.02 AUTHORIZATION. SAIC has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by SAIC of this Agreement, and the consummation by SAIC of the transactions contemplated hereby have been duly authorized by all necessary action. This Agreement has been duly executed and delivered by SAIC and constitutes a valid and binding agreement of SAIC enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     6.03 GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by SAIC of this Agreement and the consummation by SAIC of the transactions described herein require no action by or in respect of, or filing with, any governmental body, agency, official or authority.

     6.04 NON-CONTRAVENTION. The execution, delivery and performance by SAIC of this Agreement and the consummation by SAIC of the transactions contemplated hereby do not and will not (i) contravene or conflict with the certificate of incorporation or bylaws of SAIC, (ii) assuming compliance with the matters referred to in Section 6.03, contravene or conflict with any applicable law, rule, regulation, judgment, order or decree binding upon SAIC or (iii) require notice or constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of SAIC or to a loss of any benefit to which SAIC is entitled under, any agreement, contract or other instrument binding upon SAIC or
(iv) result in the creation or imposition of any Lien on any asset SAIC, with such exceptions, in the case of clauses (iii) and (iv), as would not, individually or in the aggregate, have a Buyer MAE or materially adversely affect the transactions contemplated hereby.

                                ARTICLE VII
                           CONDITIONS TO CLOSING

     7.01 GENERAL CONDITIONS. The obligations of the parties to effect the Closing and consummate the transactions described herein shall be subject to the following conditions unless waived in writing by all parties:

            (a) NO ORDERS; LEGAL PROCEEDINGS. No law or order shall have been enacted, entered, issued, promulgated or enforced by any governmental entity, nor shall any action have been instituted and remain pending or have been threatened and remain so by any governmental entity at what otherwise would be the Closing Date, which prohibits or restricts or would (if successful) prohibit or restrict the transactions contemplated by this Agreement or which would not permit the Business Units to continue to be conducted as presently conducted unimpaired following the Closing Date.

            (b) THIRD PARTY APPROVALS. To the extent required by applicable law, all permits, consents, approvals and waivers required to be obtained from, and notices required to be given to, any governmental entity or a third party (other than those third party consents which the parties agree shall be obtained post-Closing) shall have been received, obtained or given, as the case may be, on or prior to the Closing Date.

            (c) NO ACTIONS. No action or proceeding shall have been instituted or threatened by any governmental agency or regulatory body, nor any preliminary nor permanent injunction issued by any court or public authority, restraining or prohibiting the transactions contemplated by this Agreement.

     7.02 CONDITIONS TO OBLIGATIONS OF MAXWELL AND THE SHAREHOLDER. The obligation of Maxwell and the Shareholder to effect the Closing is subject to the fulfillment, prior to or at the Closing, of each of the following conditions, except to the extent waived in writing by Maxwell or the
Shareholder:

            (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of SAIC contained in this Agreement or in any certificate, schedule, exhibit or other document delivered pursuant to the provisions of this Agreement, or in connection herewith, shall be true and correct in all material respects as of the date when made and again at and as of the Closing Date (except that any representation or warranty already qualified as to materiality shall be true in all respects) as though made at that time.

            (b) COVENANTS. SAIC shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by SAIC prior to or at the Closing Date.
            (c) CLOSING CERTIFICATE. Maxwell shall have received a certificate, dated the Closing Date, from a Corporate Vice President, the Secretary or Assistant Secretary of SAIC, stating that each of the conditions set forth in Section 7.01(a), (b) and (c) and 7.02(a) and (b) hereof, to the best of his or her knowledge, has been satisfied.

            (d) SERVICES AGREEMENT. SAIC shall have executed and delivered to Maxwell a Services Agreement, in a form mutually agreeable to the parties, relating to certain services to be provided by SAIC to Maxwell (the "Services Agreement").

            (e) Transition Services Agreement. SAIC and the Shareholder shall have executed and delivered to Maxwell a Transition Services Agreement, in a form mutually agreeable to the parties, relating to certain transition services to be provided by Maxwell and the Shareholder to SAIC (the "Transition Services Agreement").

            (f) Assumption Agreement. SAIC shall have executed and delivered to Maxwell the Assumption Agreement.

            (g) Initial Payment. SAIC shall have wired the Initial Payment to an account designated by Maxwell.

     7.03 Conditions to Obligations of SAIC. The obligation of SAIC to effect the Closing is subject to the fulfillment, prior to or at the Closing, of each of the following conditions, except to the extent waived in writing by SAIC:

            (a) Representations. The representations and warranties of Maxwell contained in this Agreement or in any certificate, schedule, exhibit or other document delivered pursuant to the provisions of this Agreement, or in connection herewith, shall be true and correct in all material respects as of the date when made, and again at and as of the Closing Date (except that any representation or warranty already qualified as to materiality shall be true in all respects) as though made at that time.

            (b) Covenants. Maxwell shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing Date.

            (c) Consents and Assignments. Maxwell shall have obtained and provided to SAIC each approval, consent and assignment agreement listed in
Schedule 7.03(c), each in form and substance reasonably satisfactory to SAIC.

            (d) Closing Certificate. SAIC shall have received a certificate dated the Closing Date from the President and Secretary of Maxwell stating that each of the conditions set forth in Section 7.01(a), (b) and (c) and Section 7.03(a), (b) and (c) hereof, to the best of their knowledge, has been satisfied.

            (e) Due Diligence. SAIC shall have approved, in its sole and absolute discretion, its due diligence review of the Assets and the Business Units.

            (f)	  Bill of Sale.  Maxwell shall have delivered to SAIC a duly authorized and executed Bill of Sale.

            (g) Absence of Liens. At or prior to the Closing, Maxwell shall have delivered to SAIC a UCC search report dated as of a recent date issued by the Secretary of State of Delaware and each state in which Maxwell is qualified to do business indicating that there are no filings under the Uniform Commercial Code on file with such Secretary of State which name Maxwell as debtor or otherwise indicating any lien on the Assets, except for (i) the liens which SAIC has approved, in its sole discretion, and
(ii) liens with respect to which Maxwell will deliver releases on or before the Closing Date duly executed by the lender or other creditor which is the holder of such lien.

            (h) Novation Agreement. Maxwell shall have executed and delivered to SAIC a Novation Agreement, which shall be in the form of Exhibit 7.03(h), relating to Maxwell's United States government contracts which are assigned to SAIC pursuant hereto.

            (i)   Key Employees.  All of the Key Employees identified on
Schedule 7.03(i) shall have indicated his or her agreement to accept employment with SAIC or shall have agreed to become consultants to SAIC after the Closing on terms and conditions acceptable to SAIC in its sole and absolute discretion (contingent upon the Closing and effective on the Closing
Date); provided, such Key Employees are offered salaries and benefits reasonably comparable to their current salaries and benefits.

            (j) Staff. At least eighty-five percent (85%) of the current employees of Maxwell who are offered employment with SAIC shall have accepted employment with SAIC on terms and conditions acceptable to SAIC in its sole and absolute discretion (contingent upon the Closing and effective on the Closing Date); provided, such employees are offered salaries and benefits reasonably comparable to their current salaries and benefits.

            (k) Assignments; Subleases; Estoppels. Each of the assignment of lease agreements, sublease agreements and related landlord consents and estoppel certificates attached thereto as (or identified on) Exhibit 7.03(k) shall have been executed and delivered by the applicable parties thereto (other than SAIC).

            (l) Board Resolutions. Maxwell shall have delivered to SAIC certified resolutions of its Board of Directors approving the execution of this Agreement and the consummation of the transactions contemplated hereby.

            (m) Services Agreement. Maxwell shall have executed and delivered to SAIC the Services Agreement.

            (n) Transition Services Agreement. Maxwell and the Shareholder shall have executed and delivered to SAIC the Transition Services Agreement.

            (o) Assumption Agreement. Maxwell shall have executed and delivered to SAIC the Assumption Agreement.

                                ARTICLE VIII
          COVENANT NOT TO COMPETE; NON-SOLICITATION; CONFIDENTIALITY


     8.01   Noncompetition.

            (a) Definitions. For the purposes of this Section 8.01, the following definitions will apply:

                  (i) "Competitive Activities" means the provision of the following professional services to the United States Government or commercial technology companies: the services of physicists, engineers, and computer scientists in the areas of shock physics, plasma physics, hydrodynamics, counter terrorism, chemical and biological agent defeat, nuclear weapon effects, seismology, geothermal reservoirs, spacecraft environment interactions, electronics and sensor technology, high power microwave and pulse power technology and simulation software to the extent such activities are currently conducted by the Business Units.

                  (ii) "Noncompete Period" means the period beginning on the Closing Date and ending on the third anniversary of the Closing Date.

                  (iii)  "Territory" means the North America.

            (b)   Obligations.

                  (i) Maxwell previously has conducted the Competitive Activities throughout the Territory. Maxwell and the Shareholder agree that to protect adequately the interest of SAIC in the Assets and the Business Units, it is essential that any covenant not to compete with respect thereto cover all Competitive Activities and the entire Territory.

                  (ii) Maxwell and the Shareholder shall not, during the Noncompete Period, in any manner, directly or indirectly or by assisting others, engage in any activity or business that conducts, in any manner, any of the Competitive Activities anywhere in the Territory. Notwithstanding the foregoing, in no event shall the Shareholder and its affiliates be prohibited from engaging in business activities associated with the technology, products and lines of business, as described in the Annual Report to Shareholders on Form 10-K for fiscal year ended December 31, 2000.

     8.02 Non-solicitation. During the period of two (2) years commencing on the Closing Date, (i) Maxwell and the Shareholder shall not induce or solicit (directly or indirectly) any employee to leave the employ of the SAIC Business Unit (or its successor) or engage (directly or indirectly) the services (as an employee, consultant, independent contractor or otherwise) of any such employee, without the prior express written consent of SAIC and
(ii) the SAIC Business Unit shall not induce or solicit (directly or indirectly) any employee to leave the employ of Maxwell (or its successor) or engage (directly or indirectly) the services (as an employee, consultant, independent contractor or otherwise) of any such employee, without the prior express written consent of Maxwell or Shareholder. Notwithstanding the above, neither party shall be precluded from hiring any such employee who (i) initiates discussions regarding such employment without any direct or indirect solicitation by the hiring party, (ii) responds to any public advertisement placed by the hiring party or (iii) has been terminated by the other party or its affiliates prior to commencement of employment discussions between the hiring party and such employee.

     8.03   Nondisclosure.

            (a)	Confidential Information.  "Confidential Information" shall
mean business, technical or financial information of Maxwell included in the Assets or otherwise transferred to SAIC hereunder, to the extent that such information has been maintained by Maxwell and/or the Shareholder in confidence and has commercial value because it is not generally known to others. Confidential Information may include technical data, hardware and software specifications, computer programs, system documentation, user manuals, prototypes, analyses, information related to product planning, pricing, marketing, research and development, financial data, customer lists and data.

            (b) Restrictions. During the period of three (3) years commencing on the Closing Date, Maxwell and the Shareholder shall (i) not use such Confidential Information for any purpose, (ii) not disclose such Confidential Information to anyone except those of its Affiliates, employees, contractors, consultants or advisors who have a need to know for the permitted purposes, (iii) protect the confidentiality of and take all reasonable steps to prevent disclosure or unauthorized use of such Confidential Information in order to prevent it from falling into the public domain or the possession of persons not legally bound to maintain its confidentiality, (iv) not reverse engineer such Confidential Information nor utilize or disseminate such Confidential Information for the purpose of reverse engineering, and (v) not produce any product nor offer any service of any nature whatsoever based in whole or in part on such Confidential Information nor cause or assist any other Person in doing so.

            (c) Exclusions. The restrictions on use and disclosure of Confidential Information set forth herein shall not apply to information that
(i) is in or enters the public domain through no wrongful act of Maxwell or the Shareholder; (ii) is independently developed by Maxwell or the Shareholder subsequent to the Closing; (iii) is rightfully received by Maxwell or the Shareholder subsequent to Closing from a third party without restriction and without breach of this Agreement; (iv) is approved for release by SAIC's written authorization; or (v) is required to be disclosed by order of a governmental agency, legislative body or a court of competent jurisdiction.

     8.04 Severability. If a judicial or arbitral determination is made that any provision of this Article VIII constitutes an unreasonable or otherwise unenforceable restriction against either party, the provisions of this Article VIII shall be rendered void to the extent that such judicial or arbitral determination finds such provision to be unreasonable or otherwise unenforceable. In this regard, Maxwell, the Shareholder and SAIC hereby agree that any judicial authority construing this Agreement shall be empowered to sever any portion of the Territory, and prohibited Competitive Activities or any time period from the coverage of this Article VIII and to apply the provisions of this Article VIII to the remaining portion of the Territory, the remaining business activities and the remaining time period not so severed. Moreover, notwithstanding the fact that any provision of this Article VIII is determined not to be specifically enforceable, the non-breaching party nevertheless shall be entitled to recover monetary damages as a result of the breach of the specific covenants not to engage in any Competitive Activities, not to solicit employees or consultants or not to disclose Confidential Information set forth in Sections 8.01, 8.02 or 8.03 (as the case may be). The time period during which the prohibitions set forth in this Article VIII shall apply shall be tolled and suspended for a period equal to the aggregate time during which the breaching party violates such prohibitions in any respect.

     8.05 Injunctive Relief. Maxwell and the Shareholder agree that any remedy at law for any breach of the provisions contained in this Article VIII shall be inadequate and that SAIC shall be entitled to injunctive relief in addition to any other remedy SAIC might have under this Agreement.


                                 ARTICLE IX
                   CERTAIN OTHER COVENANTS AND AGREEMENTS

     9.01 Consents and Filings. Each party shall (and shall cause its Affiliates to) use all commercially reasonable efforts to obtain or make, as the case may be, as soon as possible, all filings and requests for governmental approvals as may be required to be obtained or made by it (and/or any of its Affiliates) in order to enable such party (and/or any of its Affiliates) to perform its obligations under this Agreement.

     9.02 Announcements. No party will issue any press release or otherwise make any public statement with respect to the transactions contemplated hereby without the prior written consent of the other party(ies), except as and to the extent that such party or any of its Affiliates determines in good faith that it is so obligated by law or stock exchange rules, in which case such party shall give notice to the other party in advance of such party's or its Affiliate's intent to make such announcement or issue such press release and the parties hereto shall use all reasonable efforts to cause a mutually agreeable release or announcement to be issued.

     9.03 Delivery of Books and Records. At the Closing, Maxwell will deliver to SAIC all original contracts, books and records that are directly and solely related to the Assets and Assumed Liabilities. Upon request by SAIC within three (3) years after the Closing, Maxwell will deliver to SAIC complete copies of any other documents relating to the Business Units in Maxwell's possession. Maxwell will notify SAIC in writing prior to destroying any such documents, and give SAIC an opportunity to obtain such documents for its records. SAIC understands and acknowledges that Maxwell intends to sell to Titan Systems Corporation ("Titan") certain assets and operations not sold to SAIC hereunder and that Titan or Maxwell may require access to these books and records from time to time in the future.
Assuming such sale is consummated and Titan agrees to a reciprocal provision, SAIC agrees to make such books and records available to Maxwell or Titan for three years or longer if required by Federal Acquisition Regulations, as reasonably required for a legitimate purpose on a non-interference basis after being provided at least two (2) days advance notice by Titan.

     9.04 Closing Audit. In connection with SAIC's closing audit, Maxwell shall afford SAIC (and its attorneys, accountants and other representatives) reasonable access to its properties and personnel and will make available to SAIC all contracts, agreements, books, papers and records relating to the properties, assets, businesses, operations, prospects, obligations and liabilities of and associated with Maxwell as SAIC reasonably may request. In this regard, Deloitte & Touche, LLP, or such other firm of independent public accountants as SAIC may designate, shall be entitled to examine and review the working papers of Maxwell used or produced in connection with the preparation or compilation of its financial statements relating to the operations or financial condition of the Business Units.

     9.05 Litigation Support. If and for so long as any party hereto actively is contesting or defending against any third party action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with (i) any transaction contemplated under this Agreement or
(ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Assets or the Business Units, the other party will cooperate with the contesting or defending party and his or its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as reasonably shall be necessary with respect to the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor as provided elsewhere in this Agreement).

     9.06 Cooperation. After the Closing, the parties shall cooperate in good faith to facilitate the transfer of the Assets and the Business Units in the manner contemplated hereunder with minimum disruption for the parties. Each party shall provide the other such reasonable access to its books, records and employees as may be required to carry out the purposes of this
Section 9.06. In addition, Maxwell shall cooperate with SAIC and do all things reasonably necessary to assure that all costs, fees and expenses incurred by Maxwell prior to the Closing Date and by SAIC after the Closing Date which are billable to clients under contracts included within the Assets to be novated or assigned to and assumed by SAIC as a result of the transactions contemplated hereby shall be billed properly, which bill will be prepared and delivered by SAIC. Upon receipt of payments which relate to the contracts included in the Assets to be novated or assigned to and assumed by SAIC, Maxwell shall promptly identify those payments and remit such payments to SAIC within five (5) days after identification by Maxwell. Likewise, SAIC shall pay promptly to Maxwell any sums received after the Closing Date which are not part of the Assets sold hereunder and properly belong to Maxwell.

     9.07 Personnel Matters. Maxwell shall use reasonable and commercially practicable efforts to assist SAIC in hiring all Maxwell employees to whom SAIC offers employment (a list of which employees will be provided to Maxwell). Maxwell shall not take any action, directly or indirectly, to prevent or discourage any such Maxwell employee from being employed by SAIC as of the Closing Date and shall not solicit, invite or induce or entice any such employee to remain in the employ of Maxwell or otherwise attempt to retain the services of any such employee, except with the prior written consent of SAIC. At the Closing, Maxwell shall waive, for the benefit of SAIC, any and all restrictions in any oral or written agreement with any of the Key Employees or any other Maxwell employee SAIC hires, relating to (a) noncompetition with Maxwell subsequent to termination of employment therewith and/or (b) the maintenance of confidentiality of any information for the benefit of Maxwell, to the extent such information is related to the Assets, the Business Units and SAIC's unrestricted enjoyment of the benefits thereof. In addition, the parties agree that the Transition Services Agreement will contain terms and conditions under which employees of Maxwell and the Shareholder will be made available for services to SAIC during a transition period. Similarly, the Services Agreement will contain terms and conditions regarding services SAIC will provide to Maxwell.

     9.08 Assignment of Contracts. After the Closing Date, SAIC and Maxwell shall cooperate to assign to SAIC all contracts set forth on Exhibit
2.01. SAIC and Maxwell will do all things reasonably necessary and prepare all documents and certifications required for novation or assignment of such contracts in a timely and accurate manner. If any such contract cannot be assigned or novated after a good faith effort by the parties hereto, SAIC and Maxwell shall take all reasonable and commercially practicable action as is necessary to subcontract the work under such contracts to SAIC.

     9.09 Transfer Taxes. All sales, use, transfer, stamp, conveyance, or other similar Taxes, duties, excises or governmental charges imposed by any Governmental Authority, domestic or foreign, with respect to the sale of the Assets shall be borne entirely by SAIC.

     9.10 Transaction Expenses. Each party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the transactions contemplated hereby, whether or not the Closing occurs.

     9.11 SAIC Stock Option Pool. Subject to the approval of the stock option committee of SAIC, SAIC shall make available to the SAIC Business Unit's key employees and other staff members a pool of vesting stock options ("Vesting Options") to acquire shares of SAIC's class A common stock ("SAIC Stock"). The Vesting Options (i) will be issued pursuant to SAIC's 1998 Stock Option Plan, as amended or replaced, as soon as practicable following the Closing, (ii) will vest over a four (4) year period in accordance with SAIC's standard vesting schedule in effect on the date of award, (iii) will be subject to SAIC's standard Non-Qualified Stock Option Agreement and Confirmation, and (iv) will be issued as soon as practicable following Closing. The exercise price with respect to the Vesting Options shall be the formula price for each share of SAIC Stock, as determined by SAIC's Board of Directors, for each share of SAIC Stock which is in effect on the date the Vesting Options are awarded.

     9.12 Employee Benefits. Effective as of the Closing Date, Transferred Employees will be provided the opportunity to participate in SAIC's stock ownership program and SAIC's employee benefit plans and programs in the same manner, and to the same extent, as SAIC's similarly situated employees participate in such plans and programs and SAIC shall recognize the years and/or hours of service to Maxwell by the Transferred Employees for purposes of computation of vesting and eligibility determinations under such plans and programs.

                                 ARTICLE X
                SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
              CLAIMS AGAINST HOLDBACK AMOUNT; INDEMNIFICATION

     10.01 Survival. All covenants, agreements, representations, and warranties of the parties contained in this Agreement or incorporated herein by reference shall (i) survive the Closing for the periods of time specified in Section 10.08, notwithstanding any investigation made by or on behalf of any party hereto, and (ii) be deemed to be made as of the date hereof and as of the Closing Date, in each case, subject to the limitations set forth in
Section 10.08 below.

     10.02 Statements as Representations. All statements contained in this Agreement (including the Recitals hereto), the Disclosure Schedule, and each exhibit, agreement, certificate or instrument delivered pursuant to this Agreement shall be deemed covenants or representations and warranties (as appropriate) within the meaning of this Article X.

     10.03  SAIC Claims Against Holdback Amount.

            (a) Right of Set-Off. Subject to the provisions and conditions of this Article X, the portion of the Holdback Amount to be delivered to Maxwell pursuant to Section 3.02(d) shall be reduced for any Damages asserted against, imposed upon or incurred by SAIC or any of its Subsidiaries, directors, officers, employees, agents or representatives
(the "SAIC Parties") resulting from, relating to or arising out of:

                  (i) any breach of a representation, warranty, covenant or agreement of Maxwell contained in or made pursuant to this Agreement;

                  (ii) any breach of a representation, warranty, covenant or agreement of Maxwell contained in or made pursuant to any agreement, contract or instrument which is required to be executed by any of them in connection with the Closing or pursuant to this Agreement ("Ancillary Instrument");

                  (iii) any event, state of facts, circumstances or condition occurring or existing prior to the Closing, or any act or omission of Maxwell or any of its Subsidiaries, affiliates, directors, officers, employees, agents or representatives prior to the Closing which relates to the Assets or the Business Units, excluding in any such case the Assumed Liabilities; or

                  (iv) any liability in respect of any Taxes assessed against or with respect to the Assets or the Business Units attributable to the Pre-Closing Date Tax Period.

     The matters and events described in clauses (a)(i) through (iv) above are referred to as the "Buyer Indemnification Events."

            (b) Procedure In Event of Claimed Set-Off. If SAIC asserts a claim for set-off against the Holdback Amount pursuant to Section 10.03(a), it promptly shall provide an Indemnification Notice to Maxwell and the individuals specified in Section 11.06 in accordance with the procedures set forth in Section 10.06(a) hereof. Within thirty (30) days after the date of such Indemnification Notice, Maxwell either shall approve the claim for set-off and the amount thereof (thereafter, an "Approved Claim") or shall disapprove the claim or the amount thereof (thereafter, a "Rejected Claim"), or both. If Maxwell fails to approve or disapprove a claim or the amount of Damages asserted with respect thereto within the requisite period, the claim shall be deemed to be an Approved Claim. SAIC shall be entitled to set-off the amount of any Approved Claim against the Holdback Amount. SAIC and Maxwell shall resolve their disagreements with respect to any Rejected Claim in accordance with the dispute resolution procedures set forth in Section
11.04. SAIC shall be entitled to withhold the stated amount of any Rejected Claim from the Holdback Amount pending resolution of the claim. If, pursuant to the procedures set forth in Section 11.04, it ultimately is determined that any further portion of the Holdback Amount relating to such Rejected Claim is then due to Maxwell, SAIC agrees to pay such additional portion of the Holdback Amount to Maxwell.

     10.04 Indemnification by Maxwell. In addition to SAIC's right to deduct the aggregate amount of Damages arising from a Buyer Indemnification Event from the Holdback Amount, subject to the terms, conditions and limitations of this Article X, Maxwell shall indemnify, defend and hold harmless the SAIC Parties from and against all Damages suffered by, imposed upon or incurred by any Indemnitee(s) or, resulting from, relating to or arising out of any Buyer Indemnification Event.

     10.05 Indemnification by SAIC. Subject to the provisions and conditions of this Article X, SAIC shall indemnify, defend and hold harmless Maxwell and any of its Subsidiaries, directors, officers, employees, agents or representatives (the "Maxwell Parties") from and against all Damages asserted against, imposed upon or incurred by it, resulting from, relating to or arising out of:

            (a) any breach of any representation, warranty, covenant or agreement of SAIC contained in or made pursuant to this Agreement or any Ancillary Instrument.

            (b) any event, state of facts, circumstances or condition occurring or existing after the Closing, or any act or omission of SAIC or its subsidiaries, affiliates, directors, officers, employees, agents or representatives after the Closing which relates to the Assets or the Business Units.

     10.06  Notice of Indemnification Claims.

            (a) Notice of Claims. If (i) a claim is made by a third party against any party that is subject to a right of indemnification hereunder or
(ii) any party hereto becomes aware of facts or circumstances establishing that such party has experienced or incurred Damages or will experience or incur Damages subject to set-off or indemnification under this Article X, then such party (hereinafter, an "Indemnitee" or "Indemnitees") shall give to the other party or parties (hereinafter, the "Indemnifying Party" or the

"Indemnifying Parties") written notice of such claim ("Indemnification Notice") as soon as reasonably practicable but in no event more than thirty
(30) days after the Indemnitee has received notice of or obtains actual knowledge of such claims (provided that failure to give such notice shall not limit the Indemnifying Party's indemnification obligation hereunder except to the extent that the delay in giving, or failure to give, the notice adversely affects the Indemnifying Party's ability to defend against the claim). To the extent practicable, the Indemnification Notice will describe with reasonable specificity (x) the nature of and the basis for the set-off or indemnification claim, including any relevant supporting documentation, and (y) an estimate of all Damages associated therewith.
If the Indemnifying Party or Indemnifying Parties do not object within thirty (30) days after receipt of the Indemnification Notice to the propriety of the set-off or indemnification claims described as being subject to set-off or indemnification pursuant to Section 10.03, 10.04 or
10.05 or the amount of Damages asserted in the Indemnification Notice, the set-off or indemnification claims described in the Indemnification Notice shall be deemed final and binding upon the Indemnifying Party(ies) (hereinafter, "Permitted Indemnification Claim"). If the Indemnifying Party contests the propriety of an indemnification claim described on the Indemnification Notice and/or the amount of Damages associated with such claim, then the Indemnifying Party shall deliver to the Indemnitee a written notice detailing with reasonable specificity all specific objections the Indemnitee has with respect to the indemnification claims contained in the Indemnification Notice ("Indemnification Objection Notice"). If the Indemnifying Party and the Indemnitee are unable to resolve the disputed matters described in the Indemnification Objection Notice within fifteen (15) business days after the date the Indemnifying Party received the Indemnification Objection Notice, the disputed matters will be subject to the dispute resolution procedures set forth in Section
11.04 hereof. Any undisputed indemnification claims contained in the Indemnification Notice shall be deemed to be final and binding upon the Indemnifying Party(ies) and shall constitute an Approved Claim and a Permitted Indemnification Claim. If the arbitrator's determination of the disputed matters results in all or any portion of an indemnification claim properly being subject to set-off or indemnification pursuant to Section 10.03, 10.04 or 10.05, such claim or portion thereof shall be final and binding upon the Indemnifying Party(ies) and shall constitute an Approved Claim and/or a Permitted Indemnification Claim.

            (b) Defense of Third Party Claims. An Indemnitee against whom a third party claim is made shall give the Indemnifying Party an opportunity to defend such claim, at the Indemnifying Party's sole expense and with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnitee, provided that such Indemnitee at all times also shall have the right to participate fully in defense at its sole expense. Failure of an Indemnifying Party to give an Indemnitee written notice of its election to defend such claim within thirty (30) days after receipt of notice thereof shall be deemed a waiver by such Indemnifying Party of its right to defend such claim. If an Indemnifying Party shall elect not to assume the defense of such claim (or if such Indemnifying Party shall be deemed to have waived its right to defend such claim), the Indemnitee against whom such claim is made shall have the right, but not the obligation, to undertake the sole defense of, and to compromise or settle, the claim on behalf, for the account, and at the risk and expense, of the Indemnifying Party (including without limitation the payment by such Indemnifying Party of the Indemnitees' reasonable attorneys' fees); provided, however, that if the Indemnitee undertakes the sole defense of such claim on behalf of the account, and at the risk and expense of the Indemnifying party, it shall defend such claim in good faith and shall apprise the Indemnifying Party from time to time as the Indemnitee deems appropriate of the progress of such defense. If one or more of the Indemnifying Parties assumes the defense of such claim, the obligation of such Indemnifying Party hereunder as to such claim shall include taking all steps necessary in the defense or settlement of such claim. The Indemnifying Party, in the defense of such claim, shall not consent to the entry of any judgment or enter into any settlement (except with the written consent of the Indemnitee) which does not include as an unconditional term thereof the giving by the claimant to the Indemnitee against whom such claim is made of a release from all liability in respect of such claim (which release shall exclude only any obligations incurred in connection with any such settlement). If the claim is one that cannot by its nature be defended solely by the Indemnifying Party, then the Indemnitee shall make available, at the Indemnifying Party's expense, all information and assistance that the Indemnifying Party reasonably may request.

     10.07 Determination of Damages. Damages with respect to any Approved Claim or Permitted Indemnification Claim shall be determined without regard to any materiality or knowledge qualification set forth in any representation, warranty or covenant. The Indemnifying Party or Indemnifying Parties shall pay to the Indemnitee the entire amount of all Damages associated with any Permitted Indemnification Claim within thirty (30) days after such claim is determined to be a Permitted Indemnification Claim pursuant to Section 10.06 above.

     10.08  Limitations on Indemnity.

            (a) Termination of Indemnification Rights. The representations and warranties contained in or made pursuant to this Agreement or any Ancillary Instrument and the related indemnity obligations set forth in this
Article X shall terminate on, and no claim or action with respect thereto may be brought after, the date that is eighteen (18) months after the Closing Date, except that (i) the representations and warranties contained in Sections 5.01, 5.02, 5.03, 5.04 and 5.05 and in Article VI, shall survive indefinitely, and (ii) the representations and warranties contained in
Section 5.16 and 5.31 will survive until the termination of any applicable statute of limitations. Notwithstanding the foregoing, the representations and warranties which terminate or expire as set forth herein, and the liability of any Indemnifying Party hereto with respect thereto pursuant to this Article X, shall not terminate with respect to any claim, whether fixed or not fixed as to liability or liquidated as to amount, with respect to which the Indemnifying Party has been given an Indemnification Notice prior to such termination or expiration pursuant to the preceding sentence. No covenant or agreement of any party hereto shall survive Closing, except that any covenant or agreement that, by its terms or context, is intended to survive the Closing, shall survive the Closing for the period specified therein or contemplated thereby.

            (b)   Continuing Obligations.  The obligations of the
Indemnifying Parties shall continue with respect to any claims for Damages asserted by any Indemnitee prior to the last date upon which such Indemnitee may assert such claims until resolution thereof.

            (c) Mitigation and Insurance. SAIC shall undertake commercially reasonable efforts to mitigate all Damages incurred hereunder until such time as any claim for Damages hereunder is finally and fully resolved, including the time during which Maxwell may be pursuing claims with respect to such

Damages under and with respect to any policy or policies of insurance maintained by Maxwell prior to the Closing Date. In addition, if and to the extent that such Damages are or may be covered by any such policy or policies of insurance maintained by Maxwell prior to the Closing Date, SAIC shall provide reasonable and commercially practical cooperation and assistance to Maxwell in conjunction with their efforts to make any and all claims under and with respect to such insurance policies, and any proceeds of such insurance policies which actually are paid or become payable to SAIC shall be applied to offset any Damages which otherwise would be paid or become payable by Maxwell hereunder, provided that the prosecution or resolution of any claims under or with respect to such insurance policies shall not abate, impair, or delay SAIC's' ability to pursue its rights under this Article X.

            (d)   Aggregate Indemnity Limitations.

                  (i) Absent a finding of fraud or intentional misrepresentation, Maxwell shall not be obligated to make any indemnification payment pursuant to this Article X, for Damages under Sections 10.03(a)(i) and (ii), to any SAIC Party, on account of any Permitted Indemnification Claim to the extent such indemnification payment, together with all other indemnification payments in respect of Approved Claims and Permitted Indemnification Claims (including amounts subject to set-off pursuant to Section 10.03), would exceed the Purchase Price.

                  (ii) Absent a finding of fraud or intentional misrepresentation, SAIC shall not be obligated to make any indemnification payment pursuant to this Article X, for Damages under Section 10.05(a), to any Maxwell Party on account of any Permitted Indemnification Claim to the extent such indemnification payment, together with all other indemnification payments in respect of Approved Claims and Permitted Indemnification
Claims would exceed the Purchase Price.

            (e) Basket. Notwithstanding anything to the contrary contained in this Agreement, no Indemnitee shall be entitled to set-off or indemnification under this Article X, for Damages under Sections 10.03(a)(i), 10.03(a)(ii) and 10.05(a), unless and until the aggregate amount of Damages that the Indemnifying Party otherwise would be obligated to pay pursuant to the provisions of this Agreement exceeds Fifty Thousand Dollars ($50,000) (the "Deductible"); thereafter, the Indemnitee shall be entitled to indemnification as to all such Damages in excess of the initial Fifty Thousand Dollars ($50,000).


                                 ARTICLE XI
                          MISCELLANEOUS PROVISIONS

     11.01 Amendment and Modifications. This Agreement may be amended, modified and supplemented only by written agreement between the parties hereto which states that it is intended to be a modification of this Agreement.

     11.02 Waiver of Compliance. Any failure of Maxwell or SAIC to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived in writing by the other applicable parties, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     11.03 Remedies; Waiver. To the maximum extent permitted by law, all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available under applicable law. No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

     11.04  Dispute Resolution.

            (a) Negotiated Resolution. If any dispute arises (i) out of or relating to, this Agreement or any alleged breach thereof, or (ii) with respect to any of the transactions or events contemplated hereby ("Dispute"), the party desiring to resolve such Dispute shall deliver a written notice describing such Dispute with reasonable specificity to the other parties ("Dispute Notice"). If any party delivers a Dispute Notice pursuant to this
Section 11.04, or if any Indemnifying Party delivers to any Indemnitee an Indemnification Objection Notice pursuant to Section 10.06, the parties involved in the Dispute shall meet at least twice within the thirty (30) day period commencing with the date of the Dispute Notice or the Indemnification Objection Notice (as the case may be) and in good faith shall attempt to resolve such Dispute or the Rejected Claim (as the case may be).

            (b) Mediation. If any Dispute or Rejected Claim is not resolved or settled by the parties as a result of negotiation pursuant to
Section 11.04(a) above, the parties shall submit the Dispute or Rejected Claim to non-binding mediation before a retired judge of a federal District Court or California Supreme Court, or some similarly qualified, mutually agreeable individual. The parties shall bear the costs of such mediation equally.

            (c) Arbitration. If the Dispute or Rejected Claim is not resolved by mediation pursuant to Section 11.04(b) above, or if the parties fail to agree upon a mediator, within ninety (90) days after the Dispute Notice or Indemnification Objection Notice (as the case may be), the Dispute or Rejected Claim shall be settled by arbitration conducted in the State of California which shall be in accordance with the rules and procedures of JAMS/Endispute then in effect with respect to commercial disputes. The arbitration of such issues, including the determination of any amount of damages suffered by any party hereto by reason of the acts or omissions of any party, shall be final and binding upon all parties. Notwithstanding the foregoing, the arbitrator shall not be authorized to award punitive damages with respect to any such claim or controversy, nor shall any party seek punitive damages relating to any matter under, arising out of or relating to this Agreement in any other forum. Except as otherwise set forth in the Agreement, the cost of any arbitration hereunder, including the cost of the record or transcripts thereof, if any, administrative fees, and all other fees involved including reasonable attorneys' fees incurred by the party determined by the arbitrator to be the prevailing party, shall be paid by the party determined by the arbitrator not to be the prevailing party, or otherwise allocated in an equitable manner as determined by the arbitrator.

     11.05 Notices. All notices, requests, demandsand other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, facsimile, electronic media, overnight courier or mailed, certified or registered mail with postage prepaid:

            (a)   SAIC:              James C. Morgan
                                     Sector Controller
                                     Science Applications International
                                     Corporation
                                     1410 SpringHill Road, Suite 400
                                     M/S SH4-1
                                     McLean, Virginia  22101
                                     Tel (703) 288-5303
                                     Fax (703) 288-5401

                  With a copy to:    William A. Hanan
                                     Corporate Vice President
                                     Science Applications International
                                     Corporation
                                     10260 Campus Point Drive, M/S L5-A
                                     San Diego, California 92121
                                     Tel (858) 826-6779
                                     Fax (858) 826-6980

                  And to:            Shelley E. Bennett, Esq.
                                     Corporate Counsel
                                     Science Applications International
                                     Corporation
                                     10260 Campus Point Drive, M/S F-3
                                     San Diego, California  92121
                                     Tel (858) 826-9551
                                     Fax (858) 826-4037

            or to such other person or address as SAIC shall furnish to Maxwell in writing.

            (b)   Maxwell:           Donald M. Roberts
                                     General Counsel
                                     Maxwell Technologies, Inc.
                                     9244 Balboa Avenue
                                     San Diego, CA  92123
                                     Tel (858) 503-5172
                                     Fax (858) 277-6754

            or to such other person or address as Maxwell shall furnish to SAIC in writing.

     11.06 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other party.

     11.07 Governing Law. This Agreement and the legal relationship among the parties hereto shall be governed and construed under the laws of the State of California.

     11.08 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signature by telecopy shall be sufficient to evidence a party's intention to be bound hereby, provided that such party forwards his or her original signature to the other parties by first class mail or overnight delivery service.

     11.09 Headings. The headings of the Sections and Articles of this Agreement are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.

     11.10 Entire Agreement. This Agreement, including the exhibits and schedules hereto, the Disclosure Schedule and the other documents and certificates delivered pursuant to the terms hereof, and the Non-Disclosure Agreement set forth the final, complete and exclusive agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto.

     11.11 Third Parties. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or corporation other than the parties hereto or their successors and assigns any rights or remedies under or by reason of this Agreement.

     11.12 Further Assurances. Each of the parties hereto agrees that from time to time, at the request of the other party hereto and without further consideration, it will execute and deliver such other documents and take such other action as such other party may reasonably request in order to consummate more effectively the transactions contemplated hereby. The parties shall cooperate with each other in such actions and in securing requisite approvals. Each party shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions as the other party reasonably may request to consummate or implement the transactions contemplated hereby or to evidence such events or matters.

     11.13 Representation by Counsel; Interpretation. Maxwell and SAIC each acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and any such right is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of Maxwell and SAIC.

     11.14 Calendar Days. All references to days shall be deemed to refer to calendar days unless this Agreement specifically refers to "business days," in which event Saturdays, Sundays and Federal holidays shall be excluded.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                          "SAIC"

                                          SCIENCE APPLICATIONS
                                          INTERNATIONAL CORPORATION
                                          a Delaware corporation

                                          By:   /s/ William A. Hanan
                                                ---------------------------

                                          Name:  William A. Hanan
                                                ---------------------------

                                          Title: Corporate Vice President
                                                ---------------------------



                             Attest:      By:	/s/ Shelley E. Bennett
                                                ---------------------------

                                          Name:	 Shelley E. Bennett
                                                ---------------------------

                                          Title: Corporate Counsel
                                                ---------------------------



                                          "MAXWELL"

                                          MAXWELL TECHNOLOGIES SYSTEMS
                                          DIVISION, INC.,
                                          a California corporation

                                          By:   /s/ Vickie L. Capps
                                                ---------------------------

                                          Name:	 Vickie L. Capps
                                                ---------------------------

                                          Title: Chief Financial Officer
                                                ---------------------------



                             Attest:      By:   /s/ Donald M. Roberts
                                                ---------------------------

                                          Name:	 Donald M. Roberts
                                                ---------------------------

                                          Title: Secretary
                                                ---------------------------



                                          "SHAREHOLDER"

                                          MAXWELL TECHNOLOGIES, INC.,
                                          a Delaware corporation

                                          By:   /s/ Vickie L. Capps
                                                ---------------------------

                                          Name:	 Vickie L. Capps
                                                ---------------------------

                                          Title: Chief Financial Officer
                                                ---------------------------



                             Attest:      By:	/s/ Donald M. Roberts
                                                ---------------------------

                                          Name:	 Donald M. Roberts
                                                ---------------------------

                                          Title: Secretary
                                                ---------------------------

                             TABLE OF CONTENTS


ARTICLE I                                                                 1

     DEFINITIONS                                                          1
          1.01     Certain Definitions                                    1
          1.02     Additional Definitions                                 3

ARTICLE II                                                                5

     SALE, TRANSFER AND CONVEYANCE OF ASSETS                              5
          2.01     Purchase and Sale of Assets                            5
          2.02     Excluded Assets                                        5
          2.03     Transfer of Title                                      5
          2.04     Liabilities to be Assumed                              5
          2.05     Further Assurances Regarding Transfer                  6

ARTICLE III                                                               6

     CONSIDERATION AND PAYMENT                                            6
          3.01     Consideration                                          6
          3.02     Payment of Purchase Price                              6
          3.03     Allocation of Purchase Price                           7

ARTICLE IV                                                                8

     CLOSING                                                              8
          4.01     Closing                                                8
          4.02     Simultaneous Transactions                              8

ARTICLE V                                                                 8

     REPRESENTATIONS AND WARRANTIES OF MAXWELL                            8
          5.01     Corporate Existence and Power                          8
          5.02     Corporate Authorization                                8
          5.03     Authorization and Consents                             9
          5.04     Non-contravention                                      9
          5.05     Properties and Title to Assets                         9
          5.06     Financial Statements; Related Information             10
          5.07	   Control of Essential Records                          10
          5.08     Absence of Certain Changes                            10
          5.09     Related Party Transactions                            11
          5.10     Material Contracts                                    12
          5.11     Litigation                                            13
          5.12     Employee Benefit Plans                                13
          5.13     Compliance with Laws and Court Orders                 14
          5.14     Finders' Fees                                         14
          5.15     Patents and Other Proprietary Rights                  14
          5.16     Environmental Matters                                 16
          5.17     Insurance Coverage                                    17
          5.18     Licenses and Permits                                  17
          5.19     Employees                                             18
          5.20     Labor Matters                                         18
          5.21     Business Records                                      18
          5.22     Customers                                             18
          5.23     Customer or Third Party Approval                      18
          5.24     Accounts Receivable                                   18
          5.25     Absence of Unlawful Payments                          18
          5.26     Service Liability                                     19
          5.27     Government Procurement Rules                          19
          5.28     Governmental Review                                   19
          5.29     Government Claims                                     19
          5.30     Government Furnished Property                         19
          5.31     Taxes                                                 19
          5.32     Accuracy and Completeness of Information              20

ARTICLE VI                                                               21

     REPRESENTATIONS AND WARRANTIES OF SAIC                              21

          6.01     Corporate Existence and Power                         21
          6.02     Authorization                                         21
          6.03     Governmental Authorization                            21
          6.04     Non-contravention                                     21

ARTICLE VII                                                              22

     CONDITIONS TO CLOSING                                               22

          7.01     General Conditions                                    22
          7.02     Conditions to Obligations of Maxwell and the
                   Shareholder                                           22
          7.03     Conditions to Obligations of SAIC                     23

ARTICLE VIII                                                             24

     COVENANT NOT TO COMPETE; NON-SOLICITATION; CONFIDENTIALITY          24

          8.01     Noncompetition                                        24
          8.02     Non-solicitation                                      25
          8.03     Nondisclosure                                         25
          8.04     Severability                                          26
          8.05     Injunctive Relief                                     26

ARTICLE IX                                                               27

     CERTAIN OTHER COVENANTS AND AGREEMENTS                              27

          9.01     Consents and Filings                                  27
          9.02     Announcements                                         27
          9.03     Delivery of Books and Records                         27
          9.04     Closing Audit                                         27
          9.05     Litigation Support                                    27
          9.06     Cooperation                                           28
          9.07     Personnel Matters                                     28
          9.08     Assignment of Contracts                               28
          9.09     Transfer Taxes                                        28
          9.10     Transaction Expenses                                  29
          9.11     SAIC Stock Option Pool                                29
          9.12     Employee Benefits                                     29

ARTICLE X                                                                29

     SURVIVAL OF REPRESENTATIONS AND WARRANTIES; CLAIMS AGAINST
     HOLDBACK AMOUNT; INDEMNIFICATION                                    29

          10.01    Survival                                              29
          10.02    Statements as Representations                         29
          10.03    SAIC Claims Against Holdback Amount                   29
          10.04    Indemnification by Maxwell                            30
          10.05    Indemnification by SAIC                               30
          10.06    Notice of Indemnification Claims                      31
          10.07    Determination of Damages                              32
          10.08    Limitations on Indemnity                              32

ARTICLE XI                                                               34

     MISCELLANEOUS PROVISIONS                                            34

          11.01    Amendment and Modifications                           34
          11.02    Waiver of Compliance                                  34
          11.03    Remedies; Waiver                                      34
          11.04    Dispute Resolution                                    34
          11.05    Notices                                               35
          11.06    Assignment                                            36
          11.07    Governing Law                                         36
          11.08    Counterparts                                          36
          11.09    Headings                                              36
          11.10    Entire Agreement                                      36
          11.11    Third Parties                                         36
          11.12    Further Assurances                                    36
          11.13    Representation by Counsel; Interpretation             37
          11.14    Calendar Days                                         37